Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 3 to the Schedule 13D originally filed on April 26, 2012 (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of USA Technologies, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: August 16, 2012	S.A.V.E. PARTNERS IV, LLC

	By:	Locke Partners I LLC
Managing Member

	By:	/s/ Craig W. Thomas
	Name:	Craig W. Thomas
	Title:	Co-Managing Member

LOCKE PARTNERS I LLC

By:	/s/ Craig W. Thomas
Name:	Craig W. Thomas
Title:	Co-Managing Member

/s/ Bradley M. Tirpak
BRADLEY M. TIRPAK

/s/ Craig W. Thomas
CRAIG W. THOMAS